Exhibit 10.1

SEPARATION AGREEMENT

AND FULL RELEASE AND WAIVER OF CLAIMS

This Confidential Separation Agreement and Full Release and Waiver of Claims (“Agreement”) is entered into by and between Donald Brown (“Employee” or “you/your”) and NiSource Corporate Services Company (“NiSource” or “the Company”) (collectively, “the Parties”).

In consideration of the mutual promises, covenants, and agreements set forth herein, it is hereby agreed as follows:

1.	Employment Status

You will continue as an active employee of the Company through April 1, 2024 (“Separation Date”) and continue to be paid your current base salary and participate in all Company employee benefit plans in which you currently participate through that date However, you will be relieved of all general duties and responsibilities as of March 31, 2024, and you will be on vacation from March 18 through March 29, 2024. If you timely sign and do not revoke this Agreement in the 7-day revocation period, you will be eligible to receive the separation payment described in the Consideration section below. Your personnel records will reflect a voluntary resignation, effective April 1, 2024.

2.	Consideration

Provided you have timely signed this Agreement and not revoked it during the 7-day revocation period, you will receive no later than 45 days after the Separation Date a gross, lump sum payment in the amount of $688,000 (which is equal to 52 weeks of pay and includes a lump sum payment equivalent to 12 months of COBRA that may be used for the purchase of medical and dental benefits, less all applicable withholdings; provided that, if you are a specified employee for purposes of Section 409A of the Internal Revenue Code of 1986 as amended (the “IRC”) (C2 and above) and these lump sum payment are not exempt from coverage under IRC Section 409A, the lump sum payments will not be paid to you until the earlier of (1) the date that is six months after the Separation Date, or (2) the date of your death. Legally mandated deductions for social security and federal, state and local taxes will be withheld from each lump sum.

3.	Other Benefits and Payments

Your eligibility to participate in any Company incentive program, equity or other benefits program or plan or agreement will be in accordance with the terms of such programs, plans and agreements.

Regardless of whether you execute this Agreement, you will: (a) receive a lump sum payment for any accrued and unused vacation pay to which you are entitled accrued through the Separation Date; and (b) be paid out vacation and floating holidays that have been banked by you (subject to the 640-hour banking maximum). Such payments will be included in your final regular paycheck as an active employee, unless you are a specified employee for purposes of Section 409A of the IRC, in which case you will receive payment six months from your Separation Date. In either case, the payment will be subject to legally-mandated deductions for Social Security and federal, state, and local taxes.

4.	COBRA Coverage

The termination of your employment is a qualifying event under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Company will notify you and/or your dependents of the insurance coverage which you may continue on a self-pay basis, as provided by COBRA, upon termination of your employment.

5.	Return of Property

You agree to return to the Company any and all of its property, including but not limited to, keys, employee identification or security access cards, telephones, computing equipment, and credit cards on or before your Separation Date.

6.	Confidentiality

You acknowledge that during your employment by the Company you had access to confidential information and confidential financial data of the Company or of other NiSource companies.

You further acknowledge that during your employment you may have developed confidential business information for one or more NiSource companies, may have made inventions, and/or may have established relationships with one or more NiSource companies’ customers and potential customers.

In order to preserve the property, inventions, business, and goodwill of the Company and each NiSource company, you agree that during and after your employment, all knowledge and information not known to the public respecting any NiSource companies’ inventions, designs, products, services, machinery, methods, systems, improvements, forecasts, strategic and other plans, financial data, and other confidential information, including customer information such as names and addresses of customers and potential customers, pricing information relating to any services performed or products sold by any NiSource company, and all information relating to the special and particular business needs of any NiSource company or its customers and potential customers, shall remain the exclusive property of each respective NiSource company and shall be regarded by you as strictly confidential and shall not be directly or indirectly used or disclosed without the Company’s written permission.

Moreover, you agree that upon termination of your employment, you will promptly deliver to the Company all confidential documentation and other materials relating to the Company’s business or the business of any NiSource company which are in your possession or under your control, including customer and potential customer lists, product lists, and marketing material, whether in written or electronic data form; and you will delete, destroy or discard all copies of such confidential information remaining in your possession.

You further acknowledge and agree that the Company’s remedy in the form of monetary damages for any breach by you of any of the provisions of this section may be inadequate and that, in addition to any monetary damages for such breach, the Company shall be entitled to institute and maintain any appropriate proceeding or proceedings, including an action for specific performance and/or injunction.

7.	General Release of Claims by Employee to Company

In consideration of the payments and benefits described herein, the sufficiency of which is hereby acknowledged, you, your heirs, executors and administrators, do hereby knowingly and voluntarily fully, finally and unconditionally release and forever discharge, to the full extent permitted by law, the Company and NiSource, Inc., and their parent, sister and subsidiary corporations and all their affiliates, partners, shareholders, related entities, their employee benefits plans and the plans’ trustees, administrators, and fiduciaries, divisions, predecessors, successors and assigns, representatives, current and former employees, officers, directors and agents and attorneys, in their personal and corporate capacities (collectively referred throughout the remainder of this Agreement as the “the Released Parties”), of and from any and all liabilities, actions, causes of action, claims, rights, obligations, charges, damages, costs, attorneys’ fees, suits, re-employment rights and demands of any and every kind, nature and character, known and unknown, asserted and unasserted, liquidated and unliquidated, absolute and contingent, in law or in equity, enforceable under any local, state, or federal statute or ordinance, or under the common laws of the United States, against the Released Parties occurring or arising prior to you signing this Agreement, including but not limited to, all claims relating to the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and the Older Workers Benefits Protection Act

(“OWBPA”), 29 U.S.C.§ 621 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S. C. § 2000e et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq. (excluding claims for vested benefits); the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101 et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq. (excluding claims for unpaid wages); the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Worker Adjustment Retraining Notification Act, 29 U.S.C. 2101§ et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. §1514A; the Family and Medical Leave Act 29 U.S.C. §2601 et seq; and the State of Ohio civil rights statutes; any and all claims relative to any agreement relating to your employment with the Released Parties, including any claims under the doctrines of defamation, libel, slander, invasion of privacy, intentional infliction of emotional distress, whistleblowing, interference with contractual relations, retaliatory discharge, breach of contract, wrongful discharge, breach of implied contract or implied covenant of good faith or fair dealing, and any other statute, authority or law, providing a cause of action relating to your employment by or the termination of your employment with the Released Parties; provided, however, that you do not release: (i) any vested retirement benefits or 401k savings plan benefits, medical plan benefits for which you are eligible under the terms of the applicable benefit plans, or any payments to which you are entitled under any qualified or non-qualified benefit plan or program sponsored by NiSource, Inc. (ii) any claim to unemployment insurance or workers’ compensation benefits, where applicable, (iii) your rights under this Agreement or (iv) any other claim the law precludes you from waiving by agreement.

You acknowledge and agree that this release is being given only in exchange for consideration to which you are not otherwise entitled.

You represent that you have read and understand the terms of this Release of Claims. You understand that this Release of Claims is applicable to any claims arising prior to the date of this Agreement.

8.	Rights Reserved

This Agreement shall not apply to rights or claims that may arise after the effective date of this Agreement, and nothing in this paragraph or this Agreement:

a.	Limits either party’s right to enforce this Agreement;

b.	Limits any right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished by private agreement, including claims for (i) unemployment or workers’ compensation, (ii)

vested rights under ERISA, or (iii) reimbursement of expenses under the Company’s expense reimbursement policies;

c.	Limits or affects your right to challenge the validity of this Agreement under the ADEA or the OWBPA;

d.

Prevents you from, confidentially or otherwise (without informing the Company), filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, Occupational Safety and Health Administration or any other any federal, state, or local agency charged with the enforcement of any laws; or

e.

Limits your ability under any federal or state trade secret law, without exposure to criminal or civil liability, to disclose trade secrets: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

f.

Limits non-management, non-supervisory employees from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, except where the information was entrusted to the employee in confidence by the Company as part of employee’s job duties.

Notwithstanding your reservation of the foregoing rights, you understand and agree that by signing this Agreement, you are waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit brought by you or on your behalf, except for any right you may have to receive a payment from a government agency (not the Company) for information provided to the government agency.

9.	Affirmations

You affirm that you have not filed, caused to be filed, and are not presently a party to any claim, complaint, or action against the Company or any of the Released Parties in any forum or form, or if there are such claims, complaints or actions pending, you agree to withdraw and/or dismiss all such claims, complaints or actions that may be legally withdrawn and/or legally dismissed prior to the receipt of the severance payment. You also affirm that you are not aware of any other claim you may have against the Company. You further affirm that you have reported all hours worked as of the date of this Agreement and have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commission, and/ or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commission and/or benefits are due to you, except as provided in this Agreement. You also affirm that you have no known workplace injuries or occupational diseases. You also represent that you are not aware of any facts on which a claim under the Fair Labor Standards Act, the Attorney Fees in Wage Action Act, or under applicable state minimum wage or leave laws could be brought. Notwithstanding the foregoing, nothing herein is intended to limit any rights you may have pursuant to paragraph 8 of this Agreement.

10.	Mutual Non-Disparagement

You agree not to make any false or disparaging comments concerning the Company, its management or employees, or its operations, whether orally or in writing, and whether concerning your employment with or separation from the Company or otherwise, to any third party. The Company, in turn, agrees to not authorize the making of any false or disparaging comments about you and agrees to refer all prospective employment reference inquiries to its third-party administrator to verify your last position held and dates of employment, and not to provide any additional information to prospective employers concerning you or your employment. Notwithstanding the foregoing, nothing herein is intended to limit any rights you may have pursuant to paragraph 8 of this Agreement.

11.	Outstanding Charges and Expenses

While you agree that you would be obligated to repay any outstanding amounts owed to the Company, the Company represents that there are no outstanding amounts that you owe to the Company.,

12.	Outplacement Assistance

You will be eligible for a defined package of Company-paid reasonable outplacement assistance services for a maximum of twelve months from the date of this Agreement through the consultant of the Company’s choice.

13.

No Reinstatement of Employment or Re-Employment. You further expressly waive any right or claim you may have for employment or re-employment with any NiSource subsidiary or the Company, either as an employee or as an independent contractor, or as an employee of an independent contractor who performs work on Company facilities, property, or premises. You further agree that this Agreement shall act as a complete bar to your entitlement to any legal, equitable, or administrative relief, as described and defined above, based upon any such denial of employment.

14.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Indiana, including all matters of construction, validity, and performance, to the extent not preempted by federal law, and that any action brought by any party hereunder may be instituted and maintained only in the appropriate court having jurisdiction over Lake County, Indiana.

15.	Severability

In the event that one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, you and the Company shall have the option to cancel it.

16.	IRC Section 409A

It is intended that this Agreement shall comply with the provisions of IRC Section 409A and any guidance relating thereto, or an exemption to IRC Section 409A, and payments, rights and benefits may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by IRC Section 409A, to the extent applicable, so as not to subject you to the payment of taxes and interest under IRC Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.

17.	Complete Agreement

You acknowledge that in accepting this Agreement, you have not relied upon any representation or promise other than those expressly stated in this Agreement.

This Agreement and the documents specifically referred to herein constitute the complete understanding between you and the Company relating to your separation and replaces any and all prior agreements, promises, representations or inducements, no matter their form, concerning your employment with the Company. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties.

18.	Important Information

You acknowledge and agree that:

a.

You have 21 days from your receipt of this Agreement within which to review and consider signing the Agreement (the “Consideration Period”) and any changes made to the Agreement, whether material or immaterial, do not restart the Consideration Period;

b.	You have been and are hereby advised in writing to consult with an attorney of your choice prior to signing this Agreement;

c.

You have read and fully understand the terms of this Agreement and have knowingly, voluntarily and of your own free will agreed to those terms for the purpose of fully and finally compromising and settling any and all claims, disputed or otherwise, of any kind or nature that you ever had or may now have against the Company or any Released Party arising out of your employment by, and/or separation of employment from, the Company, and arising out of any other matter, whether known or unknown to you at the time of execution of this Agreement, to the extent permitted by law;

d.	You are not waiving any claims that may arise after the execution of this Agreement under the Age Discrimination in Employment Act, or otherwise; and

e.

The Company’s performance under this Agreement constitutes full and complete payment of all amounts due to you from the Company and provides additional consideration to which you are not otherwise entitled as a result of your separation from the Company’s employ.

19.	Breach The violation of the terms and conditions of any provision set forth in the Agreement constitutes a material breach.

20.

Assigns This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, You may not assign, delegate, or subcontract your rights or obligations under this Agreement except with the prior written consent of the Company.

21.	Counterparts This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

22.	Revocation Period

You understand and agree that you have seven days following your execution of this Agreement (the “Revocation Period”) to revoke it, and that if you elect to revoke it, this Agreement shall be null and void in its entirety. To effectively revoke this Agreement, you must do so in writing and deliver your notice of revocation, so that it arrives prior to the close of business on the last day of the Revocation Period, to: Melanie Berman @ mberman@nisource.com

23.	Acceptance and Effective Date

To accept this Agreement, you must sign and date both copies of the Agreement in the space provided below to signify your acceptance and return the Agreement to Melanie Berman @ mberman@nisource.com prior to the close of business (i.e., 5:00 p.m. Eastern time) on the last day of the Consideration Period, March 11, 2024. This Agreement shall become effective and irrevocable automatically upon the expiration of the Revocation Period if it is not revoked in the manner discussed in the preceding paragraph.

Very truly yours,

Melanie Berman

SVP & Chief Human Resource Officer

Acceptance:

I acknowledge that I have read and understand the provisions of this Agreement and represent that the execution of this Agreement constitutes my knowing and voluntary act, made without coercion or intimidation. I understand and agree that this Agreement is not enforceable or binding upon me, my heirs, executors, and administrators unless or until such time that it is signed by me and a representative of the Company below.

/s/ Donald Brown
Donald Brown

March 11, 2024
Date

/s/ Tanisha Brown
WITNESS

FOR THE COMPANY:

/s/ Melanie Berman
Melanie Berman
SVP & Chief Human Resource Officer

NOTE: TO BE SIGNED AFTER THE EMPLOYEE SIGNS ABOVE.

March 15, 2024
Date